Exhibit 21

QUANTUM CORPORATION

SUBSIDIARIES OF THE REGISTRANT

1	A.C.N. 120.786.012 Pty. Ltd., an Australian company

2	ADIC Limited, a UK corporation

3	Advanced Digital Information Corporation, a Washington Corporation

4	Certance (US) Holdings, Inc., a Delaware corporation

5	Certance Holdings Corporation, a Delaware corporation

6	Certance LLC, a Delaware limited liability company

7	Quantum Beteiligungs GmbH, a Germany corporation

8	Quantum Boehmenkirch GmbH & Co. KG, a Germany corporation

9	Quantum GmbH, a German corporation

10	Quantum India Development Center Private Ltd., an Indian company

11	Quantum International Inc., a Delaware corporation

12	Quantum Korea Co. Ltd., a Korean corporation

13	Quantum Peripherals (Europe) SARL, a Swiss corporation

14	Quantum Peripherals (Malaysia) Sdn. Bhd., a Malaysian corporation

15	Quantum SARL, a French corporation

16	Quantum Storage Australia Pty. Ltd., an Australian corporation

17	Quantum Storage France, a French corporation

18	Quantum Storage GmbH., a Swiss corporation

19	Quantum Storage Japan Corporation, a Japanese corporation

20	Quantum Storage Singapore Pte. Ltd., a Singapore private company

21	Quantum Storage UK Ltd., a United Kingdom corporation

22	Rocksoft Pty. Ltd., an Australian company